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                                                                  Exhibit 10.60

                               SERVICES AGREEMENT



         This Agreement (the "Agreement") is made as of the fifth day of December, 2000 by and among: (i) Meridian Ventures, LLC, a Nevada limited liability company controlled by Thomas C. Shull ("Meridian"), and Thomas C. Shull ("Shull"), jointly and severally; and (ii) Hanover Direct, Inc. ("Company"), a Delaware corporation.

                  1. Provision of Services. Meridian shall provide for the benefit of the Company the services of Shull and the services of two (or more, at Meridian's discretion) additional consultants (the "Consultants") who shall provide services equivalent to those which would be provided by two full-time consultants. In connection therewith, Shull shall serve as the President and Chief Executive Officer (the "President/CEO") and as a member of the Board of Directors and its Executive Committee (the "Executive Committee").

                  2. Responsibilities. The President/CEO shall act and serve during the term of this Agreement as the President and Chief Executive Officer of the Company and shall report to the Company's Board of Directors. The employment responsibilities of the President/CEO will include those normally held by the president and chief executive officer of a corporation of a similar size and nature to the Company. The President/CEO shall devote his full-time efforts (which shall mean an average of 50 hours per work week, excluding reasonable vacation, personal, sick time or de minimus non-conflicting time for Meridian) in connection with his role as President, Chief Executive Office and member of the Executive Committee. All employees and officers shall report directly or indirectly to the President/CEO.

                  3. Term. Subject to paragraph 6, the term of this Agreement (the "Agreement Term") and the term for services of Shull shall commence as of December 5, 2000 and shall terminate on December 4, 2001. The term for the services of the Consultants shall commence on December 5, 2000 and shall terminate on June 4, 2001, or upon any earlier termination of the Agreement Term. Such terms shall be renewable by mutual written agreement of the parties.

                  4. Compensation. (a) In consideration for providing the services of Shull as President/CEO and the services of the Consultants, during the Agreement Term, Meridian shall receive, in addition to the other consideration provided in this Agreement, compensation at the rate of $75,000 per month for services of Shull and, during the first six-months (6) of the Agreement Term, an additional $75,000 per month for the aggregate services of the Consultants payable in advance during the first week of each month (the "Base Fee").
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                  (b)      The compensation payable to Meridian under this
                           Agreement is in consideration for the services of Shull and services of the Consultants. To the extent permitted by applicable law, the Company shall not be obligated to provide Shull or any Consultant (and Meridian, Shull and Meridian on behalf of each other Meridian employee serving hereunder as a Consultant specifically decline) any employee benefits (for example, health, 401K, pension, or other benefits provided by the Company to its employees, etc.) under this Agreement. Notwithstanding the foregoing, the Company will allow Shull during the Agreement Term to avail himself of any Company's employee discount offered to other employees generally.

                  (c) In addition to the payments required by paragraph 4(a), during the Agreement Term the Company shall pay Meridian a flat fee of $30,000 per month for the first six-months (6) of services and $15,000 per month for the remaining six-months (6) of services, which represents 20% of the compensation in paragraph
                           (4)(a) and is deemed to cover Meridian over-head (including legal and accounting), health care costs, payroll costs, and other expenses (the "Flat Fee"). If, notwithstanding paragraph 4(b), applicable law requires the Company to provide Shull or any Consultant with any employee benefits (other than the Company's employee discount given Shull), the value of such benefits shall be offset against the Flat Fee.

                  (d) The Company shall reimburse Meridian for the reasonable out-of-pocket expenses of the President/CEO and Consultants (such as travel, meals, communications and lodging) which are incurred during the Agreement Term on behalf of the Company on appropriate business. Meridian shall submit invoices and documentation for such reimbursable expenses on a monthly basis, and the Company shall process payment of the same upon receipt in accordance with its customary procedures.

                  (e) The Company shall provide a personal secretary to be interviewed and selected by Shull to assist Shull in the performance of duties as President/CEO during the Agreement Term. The secretary shall be employed by the Company at its cost.

                  (f) The Company shall promptly reimburse Meridian and Shull for their reasonable legal fees in the event that either of them shall consult with their counsel during the Agreement Term in connection with their fiduciary responsibilities to the Company under the Agreement, provided that such fees shall not without the prior written approval of the Executive Committee (which shall not be unreasonably withheld) exceed $20,000 (except that such $20,000 cap shall not limit the fees payable pursuant to paragraph 8 hereof).


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                  (g)      The Consultants shall have the right to accept
                           another engagement during the Agreement Term, provided such engagement does not lessen the ability of Meridian and Shull to perform their services hereunder or conflict with the obligations of Meridian and Shull hereunder or present a conflict of interest with respect to the Company. Neither paragraph 2 nor any of the preceding subparagraphs of this paragraph 4 will be affected by this right given to the Consultants.

                  5. Stock Options. No later than January 5, 2001, the Company will grant Shull and the Consultants stock options for an aggregate four million (4,000,000) shares of the common stock of the Company ("Shares"). Each option shall have an exercise price of $0.25 per Share. Allocation of the options shall be as follows: Thomas C. Shull (options for 2,700,000 Shares), Paul Jen (options for 500,000 Shares), John F. Shull (options for 500,000 Shares), Evan M. Dudik (options for 200,000 Shares) and Peter Schweinfurt (options for 100,000 Shares). All options shall terminate upon any termination of the Agreement pursuant to paragraph 6(a)(i) or 6(a)(iv). All outstanding options shall vest and become exercisable upon any termination of the Agreement pursuant to paragraph 6(a)(ii), 6(a)(iii), 6(a)(v) or 6(a)(vi). When options vest and become exercisable upon a termination of the Agreement, they shall remain exercisable until their termination on the second anniversary of the termination of the Agreement (or their earlier exercise). In the event of a vesting resulting from a termination of the Agreement pursuant to paragraph 6(a)(v), such vesting shall take place sufficiently in advance of such termination (but subject to its occurrence) to permit each optionee to take all steps reasonably necessary to exercise his options and to deal with the Shares purchased under the options so that those Shares may be treated in the same manner in connection with the transaction described in paragraph 6(a)(v) as the Shares of other shareholders.

                  6. Termination. (a) The Agreement, the Agreement Term, the term for services of Shull and the engagement of Meridian and Shull hereunder will terminate upon the first to occur of the following: (i) the tenth day after written notice by the Company to Meridian and Shull with respect to any material breach by Meridian or Shull of the terms of this Agreement or Willful Misconduct (as hereinafter defined) committed by Meridian or Shull; (ii) the tenth day after written notice by Meridian and Shull to Company that the Company is in material breach of this Agreement; (iii) December 4, 2001; (iv) the death or permanent disability of Shull; (v) the first day after the acquisition of the Company (whether by merger or the acquisition of all of its outstanding capital stock) or the tenth day after the sale of at least two-thirds (2/3) of the assets of each of the Company's two primary businesses; and (vi) or the day the Company terminates the engagement of Meridian and Shull when there has been no Willful Misconduct or material breach of the Agreement by either Meridian or Shull.

                  (b) The parties agree that Meridian and Shull will have been unable to pursue alternative, profitable opportunities in order to take on this engagement,


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                           that Meridian and Shull would suffer substantial
                           financial damage if either party were to exercise its rights of termination hereunder, and that the amount of damages to Meridian and Shull would be difficult, if not impossible, to calculate accurately. Accordingly, the parties agree that if pursuant to this paragraph 6, Meridian, Shull or the Company shall at any time cause this Agreement to terminate or the Agreement shall otherwise terminate, then the Company shall pay Meridian an amount as set forth below. In the event of the termination of this Agreement as provided in paragraph 6(a), Meridian shall receive hereunder the Base Fee and the Flat Fee through the end of the month in which the date of termination has occurred, plus a termination payment as follows:

                                    (A)   If the termination is pursuant to
                                          paragraph 6(a)(i), 6(a)(iii) or
                                          6(a)(iv) above, no amount shall be due
                                          and owing to Meridian;

                                    (B)   If the termination is pursuant to
                                          paragraph 6(a)(ii) or 6(a)(vi),
                                          Meridian shall be entitled to receive
                                          a lump sum payment equal to the
                                          greater of (i) $540,000 or (ii) the
                                          aggregate amount of Base Fees and Flat
                                          Fees to which it would have otherwise
                                          been entitled through the end of the
                                          Agreement Term. If the termination is
                                          pursuant to paragraph 6(a)(v) and the
                                          amount realized in the transaction
                                          described therein equals or exceeds
                                          $0.50 per Share (or the equivalent of
                                          $0.50 per Share), Meridian shall be
                                          entitled to receive a lump sum payment
                                          equal to the aggregate amount of Base
                                          Fees and Flat Fees to which it would
                                          have otherwise been entitled through
                                          the end of the Agreement Term. If the
                                          termination is pursuant to paragraph
                                          6(a)(v) and the amount realized in the
                                          transaction described therein is less
                                          than $0.50 per Share (or the
                                          equivalent of $0.50 per Share),
                                          Meridian shall be entitled to receive
                                          a lump sum payment equal to the
                                          greater of the aggregate amount of
                                          Base Fees and Flat Fees to which it
                                          would have otherwise been entitled
                                          through the end of the Agreement Term
                                          or the sum of $1,000,000.

                  (c) The parties agree that the amounts established hereunder are liquidated damages reasonable under the terms and circumstances of this Agreement (but excluding amounts due under paragraph 8 which shall continue to survive the termination of this Agreement), the payment of which shall fully satisfy and discharge any obligation of the Company to pay
                           (i) any further compensation under paragraph 4 and
                           (ii) any compensation for lost


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                           opportunity costs incurred by Meridian or Shull as a
                           result of either party entering into this Agreement.

                  (d) In addition, upon termination of this Agreement for any reason, the Company shall reimburse Meridian in accordance with paragraph 4(d) for all reasonable reimbursable expenses incurred by Meridian to the time of termination.

                  (e) Any amounts payable to Meridian pursuant to this paragraph 6 shall be paid in a lump sum within five business days after the termination date of this Agreement; provided, however, that, if the party receiving a notice pursuant to paragraph 6(a)(i) or 6(a)(ii) notifies the other party that a dispute exists concerning the termination, then, for purposes of paragraphs 5 and 6, the deemed date of termination of the Agreement shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or court of competent jurisdiction (which, in either case, is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the date of termination of the Agreement shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. To the extent permitted by applicable law, any such dispute and any other controversy arising under or in connection with this Agreement, except (at the Company's election) a dispute or controversy under paragraph 9, shall be settled exclusively by binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  7. Insurance. The Company shall maintain in force during the term of this Agreement, directors' and officers' liability insurance ("D&O Insurance") with limits not less than five million dollars ($5,000,000) on terms and conditions currently provided for under the Company's existing insurance policy, and shall use reasonable efforts to name Shull as an insured thereunder within ten (10) days after this Agreement has been executed by the parties and approved by the Company. A copy of the policy shall be furnished to Shull for his information as soon as the policy can, with reasonable efforts, be obtained from the insurer.

                  8. Indemnity. If Meridian, Shull or any employee of Meridian who serves as Consultant to the Company ("Indemnitee") is threatened with or made a party to, or called as a witness or deposed or subpoenaed in, any action, suit or other legal, administrative or governmental proceeding or other legal process by reason that Indemnitee is or was deemed a consultant, officer, employee or other agent of the


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         Company or any of its affiliates, the Company shall defend, indemnify and hold Indemnitee harmless to the maximum extent allowed by applicable law and the Company's Certificate of Incorporation and By-Laws against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements and expenses, including counsel fees reasonably incurred by Indemnitee in connection therewith, to the extent the same are not paid under the D&O Insurance ("Indemnified Liability" or "Indemnified Liabilities"); provided however, that Indemnitee shall not be entitled to indemnification hereunder to the extent any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, disbursement or expense results from the gross negligence, willful misconduct or criminal conviction ("Willful Misconduct") of Indemnitee as determined by a court of competent jurisdiction. Indemnitee represents and warrants that it or he has not received notice of any claim which might constitute an Indemnified Liability hereunder. The Company represents that it has not received any notice of any claim against Indemnitee that would constitute an Indemnified Liability hereunder. Payments under this indemnity in respect of indemnified settlements or judgments shall be paid at the time of final settlement or final judgment (from which no appeal may be taken), or, in respect of counsel fees or costs of defense, which shall be limited to one counsel for all Indemnitees, shall be paid at the time such fees or costs are incurred.

                  With the prior written consent of the Company, which shall not be unreasonably withheld, Indemnitee shall have the right to pay or compromise and adjust all Indemnified Liabilities not manifestly without merit. Company shall have the right to pay or compromise without Indemnitee's consent Indemnified Liabilities other than those which arise from or are related to any criminal action, suit or proceeding. Notwithstanding anything to the contrary contained in the preceding sentence, Indemnitee's consent shall be required for any settlement which contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing on the part of Indemnitee.

                  This paragraph 8 shall survive the termination of this Agreement.

                  9. Confidentiality. Meridian and Shull shall at all times both during its and his engagement hereunder and after termination thereof regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company that have been or may be obtained by Meridian or Shull by reason of the performance of the terms of this Agreement. Meridian and Shull agree that all documents, reports, manuals, drawings, designs, tools, equipment, plans, proposals, marketing and sales plans, customer lists, or materials made by the Company or coming into Meridian's or Shull's possession by reason of its or his performance under this Agreement are the property of the Company and shall not be used by Meridian or Shull in any way prohibited by this Agreement. Except as expressly provided herein, during the Agreement Term and after termination thereof, Meridian and/or Shull shall not deliver,


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         reproduce, publish or in any way allow, after due care, information describing any trade secrets or other confidential documents or things to be delivered or used by any third party without specific direction or written consent of the Company or in response to lawful process. Immediately upon termination of this Agreement, Meridian and Shull shall promptly deliver to the Company all documents, tools, equipment, drawings, blueprints, manuals, material and significant or confidential letters and notes, reports, price lists, customer lists and copies thereof, and all other materials relating to the Company's business and which are in the possession of or under the control of Meridian or Shull. Confidential information as defined above shall exclude information or materials that become generally available to the public other than through disclosure by Meridian, Shull or any employee of Meridian in violation of this Agreement.

                  This paragraph 9 shall survive the termination of the Agreement.

                  10. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New Jersey.

                  11. Modification. This Agreement may only be modified by mutual agreement.

                  12. Assignment. This Agreement is a personal service contract and may not be assigned by either party.

                  13. Notices. All notices required or permitted by this Agreement shall be in writing and shall be personally delivered or faxed to the parties at their addresses set forth below or to such different addresses as such parties shall direct by notice sent in accordance with this paragraph.

         If to Thomas C. Shull or Meridian Ventures, LLC:

                  28 Leeward Lane
                  Riverside, CT 06878
                  Tel.:  203-637-7659
                  Fax:  203-637-5576

         with copies to:

                  Alan D. Aronson, Esq.
                  Rosenfeld, Wolff, Aronson & Klein
                  2049 Century Park East, Suite 3090
                  Los Angeles, California  90067
                  Tel.:  310-556-1221
                  Fax:  310-556-0401

         If to Company:


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                  Eloy Michotte
                  Chairman of the Board, Hanover Direct, Inc.
                  Richemont International Limited
                  15 Hill Street
                  London W1J 5QT United Kingdom
                  Tel.:  011442075142743
                  Fax:  011442074910284


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         with copies to:

                  General Counsel
                  Hanover Direct, Inc.
                  1500 Harbor Boulevard
                  Weehawken, New Jersey  07087
                  Tel.: 201-863-7300
                  Fax:  201-272-3468

                  and

                  Morris J. Kramer, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Tel.:  212-735-3000
                  Fax:  212-735-2000

                  14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15. Attorneys' Fees. Shull shall be entitled to reimbursement for reasonable attorneys' fees and disbursements incurred in connection with the review of, and advice with respect to the execution of, this Agreement; provided, however, that the aggregate amount of such reimbursement shall not exceed $5,000. If any legal action or proceeding or arbitration proceeding is brought either for the enforcement of this Agreement or because of an alleged dispute, breach, default, or material misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which it may be entitled, to recover reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting any judgment, and the arbitrator or court shall so provide in its judgment.

                  16. Consent to Jurisdiction. Subject to their agreement to binding arbitration in paragraph 6(e), the Company, Meridian and Shull each hereby irrevocably consent to the jurisdiction of the courts of the State of New Jersey for all purposes in connection with any legal action or proceeding which arises out of or relates to this Agreement and agree that any legal action or proceeding instituted under this Agreement shall be brought only


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         in such courts and that such courts shall have jurisdiction as provided above, except that the Company shall be entitled to enforce its rights under paragraph 9 in any court of competent jurisdiction.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    HANOVER DIRECT, INC.



                                    By:     /s/ Brian C. Harriss
                                       --------------------------------------

                                    MERIDIAN VENTURES, LLC


                                    By:     /s/ Thomas C. Shull
                                       --------------------------------------
                                            Thomas C. Shull, President

                                    By:     /s/ Thomas C. Shull
                                       --------------------------------------
                                            Thomas C. Shull, as an individual


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